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                                                                  Exhibit 10.16



                         FACILITIES OPERATION AGREEMENT

THIS FACILITIES OPERATION AGREEMENT (the "Agreement") is made as of May 25th, 2000, between LIFE SCIENCES, INC. a Delaware corporation ("LSI") and ORGANON TEKNIKA B.V., a private company with limited liability, incorporated under the laws of The Netherlands ("TEKNIKA"), and is made with reference to the following facts:

         (A) On or about May 25th, 2000, LSI and TEKNIKA entered into a Supply Agreement (the "Supply Agreement") wherein LSI agreed to supply to TEKNIKA the "Products" (as defined therein). All terms and provisions of the Supply Agreement are incorporated in this Agreement by this reference.

         (B) The Supply Agreement, among other things, requires LSI to provide certain amounts of Products to TEKNIKA (the "Products Requirements") in a timely manner. Should LSI fail to fulfill the requirements as described in the Supply Agreement, TEKNIKA desires to be granted the right to: (i) introduce a person of its own selection into LSI's production facilities to direct the utilization of such property and employees of LSI as are necessary or appropriate to cause the Products Requirement to be fulfilled in accordance with the Supply Agreement; and (ii) receive from LSI a license of certain "know how"; and a right to purchase a bulk quantity of avian myeloblastosis virus (AMV); a quantity of AMV suitable for innoculum into avian hosts to produce additional virus; and seed cultures of relevant bacterial strains that will enable it to produce the required amounts of some of the Products. To accomplish the foregoing, on or about the date hereof, LSI, as licensor, and TEKNIKA, as licensee, have entered into a license agreement wherein such "know how" is licensed from LSI to TEKNIKA (the "License Agreement"). All terms and provisions of the License Agreement are incorporated in this Agreement by this reference.

         (C) The parties intend this Agreement to be effective only upon the failure of LSI to meet TEKNIKA's periodic requirements for Products as required by the Supply Agreement. As such, this Agreement shall only become effective upon a "Triggering Event", as defined below.

         (D) Assuming a Triggering Event has occurred, the purpose of this Agreement is to grant from LSI to TEKNIKA the right to have access to and utilize the resources of LSI necessary to insure the fulfillment of the Products Requirement.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, LSI and TEKNIKA agree as follows:

         1. RECITALS. The recitals of facts set forth above are true and correct and are by this reference made a part thereof.
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         2.      FACILITIES OPERATION.  Upon the occurrence of a Triggering
Event, the following rights and obligations as between the parties hereto shall immediately arise:

                  (a) Written Notice. In the event LSI is unable or unwilling to manufacture or supply the Products as required by the Supply Agreement ("Triggering Event"), the Contingency Plan, as defined in the Supply Agreement of which this Agreement forms a part, may be invoked by Teknika in accordance with Article 11.2 of the Supply Agreement. Teknika will notify LSI that it considers that a Triggering Event has occurred.

                  (b) Effectiveness of Agreement. On the fifth (5th) business day following LSI's receipt of written notice of the Triggering Event, and assuming LSI does not dispute the veracity of TEKNIKA's notice of a Triggering Event, this Agreement is required to be executed and delivered.

                  (c) Purchase Order from Teknika. Upon the effectiveness of this Agreement and the License Agreement, TEKNIKA shall immediately send to LSI a purchase order for four hundred and fifty (450) grams of AMV at $427.00 per gram (the "AMV Purchase Order"). Upon LSI's receipt of the AMV Purchase Order, it shall immediately cause to be available for pick up by TEKNIKA or its representatives at LSI's property all of the AMV that it has on site up to 450 grams. Upon the tendering of such AMV, TEKNIKA shall pay for the full amount of AMV delivered at the price indicated above, in cash or cash equivalent.

                  (d) TEKNIKA Supervision. Upon LSI's receipt of the payment the AMV described in subsection (c) next above, LSI shall immediately make available a portion of its premises whereby an authorized representative of TEKNIKA (the "TEKNIKA Representative") may oversee the future short term production of Products by LSI, all to be performed in accordance with the terms and provisions of the Supply Agreement. The following guidelines shall govern the conduct of the TEKNIKA Representative while he or she is on site at LSI's property:

                           (i)      The TEKNIKA Representative may only have
access to the portions of LSI's property that are necessary for TEKNIKA to confirm that the Product is being generated, as determined by the "Know How" provided under the License Agreement.

                           (ii)     To the extent the TEKNIKA Representative
makes changes to the know how that is being licensed to TEKNIKA under the terms of the License Agreement:

                                    (A)      TEKNIKA shall pay to LSI upon
demand all increased costs of production associated with the Products that would not otherwise have been incurred, but for the TEKNIKA Representative's changes to the procedures and protocol for production of the Products; and


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                                    (B)      TEKNIKA assumes all liability,
obligation and responsibility for any changes to the Products resulting from TEKNIKA Representative's changes to the "Know How" obtained through the License Agreement.

         3. TERM. The term of this Agreement shall begin as defined in paragraph 2(b). Upon resumption of the manufacture of the Products at a level sufficient to fulfill the Product Requirement, LSI shall notify TEKNIKA in writing of the termination of this Agreement (a "Termination Notice"). Upon LSI tendering the Termination Notice to TEKNIKA, the parties shall immediately take such actions as are reasonably necessary to wind up this Agreement, including, without limitation, the removal of all raw materials for the production of the Products owned by TEKNIKA from LSI's property, the removal of the TEKNIKA Representative from LSI's property, and a final accounting shall be generated by LSI of the Production Costs (as defined below). Upon payment of all such sums, this Agreement shall automatically revert to a standby status without further action by any party hereto.

         4. PRODUCTION COSTS. In consideration of the rights granted to TEKNIKA under this Agreement, TEKNIKA hereby agrees to pay to LSI the price for the Products manufactured under the terms of this Agreement, as set forth in the Supply Agreement, less the value of the avian myeloblastosis virus component used to produce such Products and previously purchased by TEKNIKA from LSI. TEKNIKA shall pay to LSI the adjusted price for the Products within 15 business days of LSI's invoice for the Products.

         5. LIMITATION AND INDEMNITY. LSI shall not be liable to TEKNIKA, or any of its agents, employees, servants or invitees, including the TEKNIKA Representative (collectively the "TEKNIKA Parties") for any injury to persons or damage to property due to the condition of LSI's property which may exist or subsequently occur, and TEKNIKA, with respect to itself and the TEKNIKA Parties, hereby expressly assumes all risks and injury to persons and damage to property, either proximate or remote by reason of the present or future condition of such property. TEKNIKA agrees that it will indemnify and hold harmless LSI from and against all suits, claims and actions of every kind by reason of any breach, violation or nonperformance of any term or conditions on the part of TEKNIKA hereunder. Additionally, TEKNIKA agrees to indemnify and hold LSI harmless from and against all claims, actions, damages, liabilities and expenses asserted against LSI on account of injuries to persons or damage to property when and to the extent that any such damage or injury may be caused, either proximately or remotely, wholly or in part by any act or omission, whether negligent or not, of TEKNIKA and the TEKNIKA Parties, contractors, patrons or invitees or of any other person entering on LSI's property under or with the expressed or implied invitation of TEKNIKA, or if any such injury or damage may in any other way arise from or out of the occupancy or use by the TEKNIKA Parties of LSI's property. This paragraph is for the benefit of LSI only, and no right of action shall accrue hereunder to any third party by way of subrogation or otherwise.

         6.       DEFAULT

                  (a) Any of the following events shall be deemed to be an event of default by TEKNIKA under this Agreement:


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                           (i)      TEKNIKA shall fail to make any payment
                  required under this Agreement within five (5) days after it is due.

                           (ii)     The License Agreement shall be terminated.

                           (iii) TEKNIKA shall become insolvent, or shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors.

                           (iv) TEKNIKA shall file a petition under any bankruptcy act, or under any similar law or statute of any jurisdiction.

                           (v) There shall be filed against TEKNIKA an involuntary petition in bankruptcy or insolvency or a similar proceeding, and such filing or proceeding shall not be dismissed within ninety (90) days.

                           (vi) A receiver or trustee shall be appointed for all or substantially all of the assets of TEKNIKA or for the assets of TEKNIKA which utilize the Products.

                           (vii) TEKNIKA's interest under this Agreement is sold under execution or other legal process.

                  (b) Upon the occurrence of an event of default, LSI, in addition to all other rights or remedies that may have, shall have the right to immediately terminate this Agreement, and dispossess TEKNIKA, and the TEKNIKA Representative, of its license to be on LSI's property, and to also terminate the License Agreement and all other aspects of this Agreement.

If LSI at any time terminates this Agreement for any breach, in addition to other remedies, LSI may recover from TEKNIKA all damages it may incur by reason of such breach, including reasonable attorney's fees, all of which amounts shall be immediately due and payable from TEKNIKA to LSI.

         7.       GENERAL.

                  (a) This Agreement embodies as refers to the entire agreement between the parties hereto relative to the subject matter hereof and shall not be modified, changed, or altered in any respect except in writing. Where the terms of this Agreement conflict with the terms of the Supply Agreement or the License Agreement, the terms of this Agreement will prevail.

                  (b) The covenants, agreements, and obligations herein contained shall extend to, bind, and inure to the benefit not only of the parties hereto but their successors and assigns.

                  (c) Any notice, request, demand or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have


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         been duly given: (i) if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method, when transmitted; (ii) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery the day after it is sent; (iii) if mailed, first class registered or certified mail, postage prepaid, 3 days after it is sent or when actually received, whichever is sooner; and (iv) in any other case, when actually received. All notices to be given hereunder shall be given as follows:

If to LSI:                 Alex Burns
                           Vice President
                           Life Sciences, Inc.
                           2900 72nd Street North
                           St. Petersburg, Florida 33710
                           Facsimile: (727) 347-2957

If to TEKNIKA:             Robert van Geffen
                           Organon Teknika B.V.
                           Boseind 15,5281
                           RM Boxtel, The Netherlands
                           Facsimile: 31-411-654-193

         8. GOVERNING LAW. This Agreement is to be construed under the laws of the State of Florida. Should any provisions of this Agreement and/or of its conditions be illegal or unenforceable under any court decision or any laws, ordinances or regulations of any governing authority having jurisdiction over the parties hereto, it or they shall be considered severable, and all other provisions of this Agreement shall remain in full force and be binding upon the parties as though the illegal or unenforceable provisions had never been included. The venue for any action hereunder shall be Pinellas County, Florida. English shall be the official language of this Agreement.

         9.  DISPUTE RESOLUTION.

             (a) The parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter can not be resolved in the normal course of business, any interested party shall give the other party written notice of any such dispute not resolved, after which the dispute shall be referred to more senior executives of both parties, who shall likewise attempt to resolve the dispute.

             (b) If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party's written notice, or if the parties fail to meet with twenty (20) days as from such notice, the parties shall endeavor to settle the dispute by binding arbitration under the then prevailing rules of the American Arbitration Association. The arbitration shall be conducted in St. Petersburg, Florida.

             This paragraph shall, however, not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

         10. SECTION HEADINGS. The section headings of this Agreement are for convenience


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only and shall not be considered in the interpretation of the terms and provisions of this Agreement.

         11. CONFIDENTIALITY. The parties hereto agree that the confidentiality standards and that are contained in the Supply Agreement are incorporated in this Agreement by this reference.



         IN WITNESS WHEREOF, the parties have executed this Agreement the day and first above written.




LSI

LIFE SCIENCES, INC.,


By: /s/ Alex Burns
   -------------------------------------------
        Alex Burns
        Its Vice President

(CORPORATE SEAL)



TEKNIKA:

ORGANON TEKNIKA B.V.



By: /s/ Dr. R. Salsmans
   -------------------------------------------
        Dr. R. Salsmans, President

By: /s/ A.J.F. Stap
   -------------------------------------------
        A.J.F. Stap, Executive Vice President

(CORPORATE SEAL)


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